WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                Jupiter Enterprises, Inc.
                  Financial Data Schedule
                       June 30, 2000

THE SCHEDULE CONTAINS SUMMARY FINANCIAL
INFORMATION EXTRACTED FROM THE FINANCIAL
STATEMENTS OF JUPITER ENTERPRISES, INC.  AS
OF JUNE 30, 2000 AND FOR THE QUARTER THEN
ENDED, AND IS QUALIFIED IN ITS ENTIRETY BY
REFERENCE TO SUCH FINANCIAL STATEMENTS.


Item Number   Item Description                                 Amount
                        period type                                           Quarter
                        fiscal year end                            Mar 31, 2000
                        period end                                  June 30, 2000
5-02(1)            cash and cash items                              17,164
5-02(2)            marketable securities                                     -
5-02(3)(a)(1)   notes and accounts receivable-trade              -
5-02(4)            allowance for doubtful accounts                    -
5-02(6)           inventory                                                         -
5-02(9)           total current assets                                 22,164
5-02(13)         property, plant, and equipment                       -
5-02(14)         accumulated depreciation                               -
5-02(18)         total assets                                              22,164
5-02(21)         total current liabilities                                 873
5-02(22)         bonds, mortgages, and similar debt                -
5-02(28)         preferred stock-mandatory redemption          -
5-02(29)         preferred stock-no mandatory redemption     -
5-02(30)         common stock                                          3,042
5-02(31)         other stockholders' equity                      18,249
5-02(32)         total liabilities and stockholders' equity22,164
5-03(b)(1)(a)  net sales of tangible products                        -
5-03(b)(1)      total revenues                                                 -

5-03(b)(2)(a) cost of tangible goods sold                             -
5-03(b)(2)    total costs and expenses applicable to
                     sales and revenues                                           -
5-03(b)(3)   other  costs and expenses                           9,695
5-03(b)(5)   provision for doubtful accounts and notes        -
5-03(b)(8)   interest and amortization of debt discount        -
5-03(b)(10) income before taxes and other items        (9,695)
5-03(b)(11) income tax expense                                          -
5-03(b)(14) income/loss continuing operations           (9,695)
5-03(b)(15) discontinued operations                                    -
5-03(b)(17) extraordinary items                                           -
5-03(b)(18) cumulative effect-changes in accounting
                    principles                                                        -
5-03(b)(19) net income or loss                                     (9,695)
5-03(b)(20) earnings per share - primary                       (0.00)
5-03(b)(20) earnings per share - fully diluted                (0.00)

